Veoneer holds Annual General Meeting of Stockholders
Stockholm, Sweden, May 8, 2019: Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), the world’s largest pure-play company focused on Advanced Driver Assistance Systems (ADAS) and Automated Driving (AD), today held its Annual General Meeting of Stockholders (AGM) in Chicago, Il, USA.

At the AGM, sufficient votes were received to approve the following proposals:

–	The re-election of Mark Durcan and Jonas Synnergren to the Board of Directors for a term of three years.

–	The non-binding, advisory resolution to approve the Company’s 2018 executive compensation for its named executive officers.

–	An advisory vote on future advisory votes on executive compensation being held every year.

–	The non-binding, advisory resolution to approve the retention of the classified structure of the Board of Directors, with members divided into three classes.

–	The non-binding, advisory resolution to approve the retention of the Delaware Exclusive Forum Provision in the Company’s Restated Certificate of Incorporation.

–	The ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

For more information please contact:
Media:
Thomas Jönsson, Communications & IR, tel +46 (0)8 527 762 27
Investors & analysts:
Thomas Jönsson, Communications & IR, tel +46 (0)8 527 762 27
Ray Pekar, Investor Relations, tel +1 (248) 794-4537
Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Veoneer is a new technology company that is building on a heritage of close to 70 years of automotive safety development. Veoneer has 9,200 employees in 13 countries. Headquartered in Stockholm, Sweden, Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.